Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of the 20th day of February 2014, by and between Fiesta Restaurant Group, Inc., a Delaware Corporation (the “Company”) and Timothy P. Taft (the “Executive”) and supersedes and replaces any prior employment agreement or employment letter between the Parties.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the "Board") has approved the Company entering into an employment agreement with the Executive;

WHEREAS, the Executive is now the Chief Executive Officer and President of the Company and thus the key senior executive of the Company;

WHEREAS, the Executive is currently under contractual rights pursuant to an employment letter dated July 14, 2011 between Carrols Restaurant Group, Inc., the Company and the Executive;

WHEREAS, the Company would like enter into a formal agreement with the Executive to set forth the terms of Executive’s employment and to provide for certain severance payments and other benefits in the event Executive's employment is terminated by the Company without cause or by the Executive for “Good Reason” (as defined below);

WHEREAS, the Executive would like to provide some assurance to the Company that the Executive will not solicit any employees of the Company and will not work for any entity which has any activities which compete with the Company, as further described below;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1
EMPLOYMENT, TERM AND RENEWAL

1.1Employment. The Company hereby employs Executive and Executive accepts employment as Chief Executive Officer and President of the Company. As its Chief Executive Officer and President, Executive shall render such services to the Company as are customarily rendered by the Chief Executive Officer and President of comparable companies and as required by the articles and by-laws of Employer. Executive accepts such employment and, consistent with fiduciary standards which exist between and employer and an employee, shall perform and discharge the duties commensurate with his position that may be assigned to him from time to time by the Company.

1.2Term and Renewal. The term of this Agreement shall commence on the date first written above (the “Commencement Date”), and shall continue until the last day of the calendar year following the Commencement Date, and shall automatically renew for successive one year terms. The first term of this Agreement and each subsequent automatic renewal shall each be considered a separate term. ("Term").

1.3Compensation and Benefits. During the Term of this Agreement, the Executive shall be entitled to the compensation (“Compensation) and benefits (“Benefits”) described in in Exhibit A attached hereto.

ARTICLE 2
TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

2.1Termination by the Company for Cause or Non-Renewal of Agreement or Termination by the Executive without Good Reason, Death, or Disability. If the Executive’s employment is terminated by the Company for Cause, or if his employment with the Company ends due to death, "permanent and total disability" (within the meaning Section 22(e)(3) of Internal Revenue Code of 1986, as amended the “Code”), or due to a voluntary non-renewal of this Agreement or voluntary termination of employment by the Executive without Good Reason then the Executive shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to Executive under the terms of any employee benefit plan of the Company (the "Accrued Benefits"). For purposes of this Agreement, Accrued Benefits shall include any unused vacation time which has accrued during the Term in which the Executive's employment is terminated, but shall not include any accrued vacation from prior Terms.

2.2Non-Renewal of Agreement or Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company in connection with a non-renewal of this Agreement without Cause or for reasons other than Cause, death, "permanent and total disability" (within the meaning Section 22(e)(3) of the Code) or is voluntarily terminated by the Executive for Good Reason, then the Executive shall be entitled to the Severance Benefits as described in Section 2.3 herein as well as his Accrued Benefits.

2.3Severance Benefits. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.2 herein, the Company shall pay and provide the Executive with the following “Severance Benefits”:

(1)
Within than 35 days after the Date of Termination and for a period of twelve (12) months after the Date of Termination, one-twelfth (1/12th) of the Executive's then current base salary per month, less any taxes and withholding as may be necessary pursuant to law, to be paid in accordance with the Company's normal payroll practices, but in no event less frequently than monthly.

(2)
A pro rata portion of any annual bonus that Executive would have been entitled to receive with respect to the fiscal year of termination had his employment had not been terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Such bonus shall be paid at the same time it would have been paid had the Executive's employment not been terminated.

(3)
To the extent the Executive and his dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the COBRA premium payments of the Executive and his dependents for a period of up to twelve months (12) months after the date of Executive's termination of employment with the Company.

(4)
Executive outplacement services in an amount not to exceed $25,000, to be incurred no later than the end of the second year following the year of termination, and any such reimbursements shall be made no later than the end of the third year following the year of termination. [[

As a condition to receiving payments contemplated by this Article 2.3, within 30 days after the effective date of such termination Executive shall execute and deliver, and not have revoked, a separation agreement and general release in the form attached hereto as Exhibit B (including, but not limited to, all matters relating to his employment with the Company) in favor of the Company and its affiliates in such form as the Company shall reasonably request. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article III of this Agreement. Notwithstanding anything herein to the contrary, in the event such 30-day period falls into two (2) calendar years, the payments contemplated in this Article 1.3 shall not commence until the second calendar year and within the above-referenced 30-day period. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article III of this Agreement.

2.4Good Reason. For purposes of this Agreement, "Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material diminution of Executive's duties or responsibilities, (ii) a material reduction in Executive's Compensation or Benefits, (iii) a relocation of the Executive’s primary place of employment to a location more than sixty (60) miles from the location at which the Executive was performing the Executive’s duties immediately prior to such relocation, (iv) any requirement that the Executive report to anyone other than the Board, or (v) any material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns his employment within 30 days following the expiration of that cure period.

2.5Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Executive's conviction of, or plea of nolo contendere, to a felony, (ii) the Executive's continued substance abuse or insobriety, (iii) failure to substantially perform Executive's essential job functions; (iv) failure of Executive to adhere to directives of the Board, (v) Executive's material misconduct or gross negligence, (vi) a material violation of any Company policy, or (v) any material breach of this Agreement. The Board must provide 30 days written notice of its intent to terminate the Executive's employment for Cause. Prior to being terminated for Cause, the Executive shall have 30 days following the receipt of such written notice to cure any curable event that would otherwise constitute Cause.

ARTICLE 3
RESTRICTIVE COVENANTS

3.1Covenant not to Compete. Executive agrees that, during Executive’s employment with the Company and for a period of one (1) year following his termination of employment with the Company that Executive shall not become employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating Tex−Mex or Mexican−themed quick-service, quick-casual or casual dining restaurants which competes with the Company's Taco Cabana or Cabana Grill concepts, or any company operating Hispanic−themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item and also competes with Fiesta's Pollo Tropical concept.

3.2Covenant not to Solicit. Executive agrees that, for a period of one (1) year following his termination of employment with the Company, Executive will not directly or indirectly solicit for employment or employ any person, who is or was employed by the Company within (6) six months prior to his termination date, in any business in which the Executive has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. Further, Executive will not assist any other person or entity, in hiring or soliciting such employees, even if Executive does not have a material interest or is an officer, partner, shareholder or owner.

3.3Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company's products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company's customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Executive's employment terminates for any reason for so long as the information is not generally known to the public.

3.4Non-Disparagement. The Executive will not at any time during his employment with the Company, or after the termination of his employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Company, or any of the Company's officers, directors, employees or agents, or the Company's products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company's, officers, directors, employees or agents.

3.5Restrictions Reasonable. Executive acknowledges that the restrictions under this Article II are substantial, and may effectively prohibit him from working for a period of one year in the field of his experience and expertise. Executive further acknowledges that he has been given access and shall continue to be given access to all of the Confidential Matters and trade secrets described above during the course of his employment, and therefore, the restrictions are reasonable and necessary to protect the competitive business interests and goodwill of the Company and do not cause Executive undue hardship.

3.6Survival of Restrictive Covenants. Executive’s obligations under this Agreement shall survive Executive's termination of employment with the Company and the termination of this Agreement.

3.7Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

ARTICLE 4
MISCELLANEOUS

4.1Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2Prior Agreement. This Agreement supersedes and replaces any prior oral or written employment or severance agreement between the Executive and the Company.

4.3Subsidiaries. Where appropriate in this Agreement, including all of Article 2, the term "Company" shall also include any direct or indirect subsidiaries of the Company.

4.4Compliance with Code Section 409A.

(1)
General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code, and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(2)
Distributions on Account of Separation from Service. If and to the extent required to comply with any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(3)
Six Month Delay for Specified Employees. In the event that the Executive is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after the Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(4)
Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

4.5Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article 3 be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

4.6Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

4.7Dispute Resolution & Applicable Law. All disputes regarding this agreement shall resolved by arbitration to be administered by the American Association of Arbitration. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.

4.8Legal Fees and Expenses. The prevailing party any arbitration to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

4.9Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company's successors and/or assigns.

4.10Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.11Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:
14800 Landmark Blvd.
Suite 500
Addison, Texas 75254
Attn: General Counsel

with copy sent to the attention of the Chairman of the Board of Directors at the same address

If to the Executive:
5606 Palomar Lane
Dallas, Texas 75229

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 20th day of February 2014.

FIESTA RESTAURANT GROUP, INC.
By: /s/ Joseph Zirkman
Name: Joseph Zirkman
Title: Vice President
/s/ Jack A. Smith
Acknowledged and Agreed:
Jack A. Smith, Chairman of the Board

EXECUTIVE
/s/ Timothy P. Taft
Timothy P. Taft

EXHIBIT A
EXECUTIVE’S COMPENSATION AND BENEFITS

1.	Base Salary: $525,000 (or any increased amount approved by the Compensation Committee).

2.	Short Term Incentive: Target opportunity equal to at least 80% of Base Salary intended to qualify as performance-based compensation under Internal Revenue Code section 162(m).

3.
Long Term Incentive: Executive eligible to participate in any program intended to qualify as performance-based compensation under Internal Revenue Code section 162(m) existing from time to time for its executives. Executive currently eligible to an annual grant of equity compensation in the amount of $750,000.

4.
Vacation Time: Up to three weeks per year, increasing to four weeks per year after Executive’s fifth year of service with the Company. Executive may not carry over any unused vacation from prior years.

5.	Health & Welfare Benefits: Executive eligible to participate in all health and welfare benefits provided to other employees of the Company (other than any severance plans).

6.	Retirement Benefits: Executive eligible to participate in all retirement benefits provided to other employees of the Company.

EXHIBIT B
FORM OF RELEASE
GENERAL RELEASE OF CLAIMS

1.    Timothy P. Taft (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits, as defined under the Executive Employment Agreement made and entered effective as of the ___ day of February 2014, by and between Fiesta Restaurant Group, Inc., a Delaware Corporation (the “Company”) and Timothy P. Taft (the “Executive”), to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company (clauses (i) through (iv), the "Reserved Claims").
2.    Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3.    Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.
4.    Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of Texas, without giving effect to any choice of law principles.
5.    Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.
6.    This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

Timothy P. Taft